EXHIBIT 99.1
Rick Abshire
(713-881-3609)
FOR IMMEDIATE RELEASE

Adams Resources Makes Additions to Board of Directors
and Appoints Chief Operating Officer

Houston (March 16, 2015)—Adams Resources & Energy, Inc., (NYSE MKT-AE), announced it has increased its Board of Directors to seven positions with the appointments of Michelle A. Earley and Murray E. Brasseux to the Board effective March 17, 2015.  These appointments increase the Board’s independent director positions from the current three to five positions.

Ms. Earley is a partner with the law firm of Locke Lord LLP.  She has extensive experience in capital markets and mergers and acquisition transactions as well as advising clients on securities regulation and offerings and corporate governance.  She is a member of the Locke Lord Practice Development Committee, Women’s Initiative Committee and Diversity Committee as well as hiring partner for the Austin, Texas office.  She is also very involved in community and legal efforts in the Austin area.  Ms. Earley is a summa cum laude graduate of Texas A&M University in 1993 with a J.D. from Yale Law School in 1997.

Mr. Brasseux recently retired as the Managing Director, Oil & Gas Finance at BBVA Compass Bank.  Originally employed by the bank in 1994, he started their energy lending group and grew it to approximately $8 billion in energy lending commitments servicing approximately 170 upstream and midstream companies.  His extensive banking experience included energy lending positions with Bank One, MCorp and Bank of the Southwest, Mr. Brasseux also spent several years as a co-founder and Vice President—Finance of a private exploration company in Louisiana.  A former First Lieutenant in the U.S. Air Force with specialization in accounting and finance, Mr. Brasseux obtained a Bachelor of Science in Finance in 1972 and a Master of Science in Finance in 1976 from Louisiana State University.

The Board of Directors also announced the appointment of Sharon C. Davis to the position of Executive Vice President and Chief Operating Officer.  Ms. Davis was originally employed by the Company in 1992 and has served as the Company’s Treasurer and Chief Accounting Officer since May 2009.  She is a Certified Public Accountant in the State of Texas.

Current Director and Chairman of the Nominating and Compensation Committees, Townes G. Pressler, will also assume the additional duties of Vice Chairman of the Board of Directors.

Thomas S. Smith, Chairman and President, said, “We are very proud of these announcements and are honored to have Michelle, Murray, Sharon and Townes serving in these positions.  We believe this is an extremely talented group with the highest integrity. They will be great additions to our Board and management structure.”
______________________________

Adams Resources & Energy, Inc., through its subsidiaries, is engaged in the business of marketing crude oil, tank truck transportation of liquid chemicals; and oil and gas exploration and production.